Exhibit (g)(2)

FORM OF SUB‑INVESTMENT ADVISORY AGREEMENT

AGREEMENT (“Agreement”) made as of the     day of March, 2026 by and between PineBridge Investments LLC, a limited liability company organized under the laws of the State of Delaware and having its principal place of business at 65 East 55th Street, New York, NY 10022 (the “Sub-Adviser”), and VAN ECK ASSOCIATES CORPORATION, a corporation organized under the laws of the State of Delaware and having its principal place of business at 666 Third Avenue, 8th Fl., New York, New York 10017 (the “Adviser”).

WHEREAS, VanEck CLO Opportunities Fund (the “Fund”) is engaged in business as an closed‑end investment company that is registered under the Investment Company Act of 1940, as it is amended from time to time (the “1940 Act”), and operates as an interval fund in reliance on Rule 23c-3 of the 1940 Act; and

WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment management services and is registered under the Investment Advisers Act of 1940, as it is amended from time to time (the “Advisers Act”); and

WHEREAS, the Fund has retained the Adviser to render management and advisory services pursuant to an Investment Advisory Agreement (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory and other services hereunder to the Fund in respect to the portion of the Fund’s assets as may, from time to time, be allocated by the Adviser to the Sub-Adviser (the “Allocated Assets”) and the Sub-Adviser is willing to do so.

NOW, THEREFORE, WITNESSETH:

That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF SUB-ADVISER

With respect to the Allocated Assets the Adviser hereby appoints the Sub-Adviser to act as investment adviser to the Fund for the period and on the terms herein set forth. The Sub- Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. So long as the Sub-Adviser serves as investment adviser to the Fund pursuant to this Agreement, the obligation of the Adviser under this Agreement with respect to the Fund shall be, subject in any event to the control of the Board of Trustees of the Fund (the “Board”), to allocate and reallocate the Fund’s assets among the Sub-Adviser, the Adviser and other sub-advisers as the Adviser, in its sole discretion, deems appropriate. The Adviser will determine and review with the Sub-Adviser the investment policies of the Fund; and, with respect to the Allocated Assets, the Sub-Adviser shall have the obligation of furnishing continuously an investment program and making investment decisions for the Fund, adhering to applicable investment objectives, policies and restrictions and placing all orders for the purchase and sale of portfolio investments for the Fund and such other services set forth in Section 2 hereof. The Adviser will compensate the Sub-Adviser for its services to the Fund. The Adviser or the Fund, subject to the terms of this Agreement, may terminate the services of the Sub- Adviser at any time in their sole discretion, and the Adviser shall at such time assume the responsibilities of the Sub-Adviser unless and until a successor investment adviser is selected.

2. DUTIES OF SUB-ADVISER

With respect to the Allocated Assets only, the Sub-Adviser, at its own expense, shall, among other duties, furnish the following services and facilities to the Fund:

(a) Investment Program. The Sub-Adviser will (i) furnish continuously an investment program for the Fund, (ii) determine (subject to the overall supervision and review of the Board and the Adviser) what investments shall be purchased, held, sold or exchanged and what portion, if any, of the Allocated Assets shall be held uninvested, (iii) make changes on behalf of the Fund in the investments, and (iv) place orders for the purchase and sale of the portfolio investments of the Allocated Assets. The Sub-Adviser will provide the services hereunder in accordance with the Fund’s investment objectives, policies and restrictions as stated in the then current prospectus and statement of additional information which is part of the Fund’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as amended from time to time (together, the “Registration Statement”), and pursuant to any written parameters provided by the Adviser, along with copies of the Fund’s Declaration of Trust and By-Laws, each as they may be amended from time to time (the “Declaration of Trust” and “Bylaws,” respectively). The Sub-Adviser also will manage, supervise and conduct such other affairs and business of the Fund and matters incidental thereto, as the Sub-Adviser and the Fund agree, subject always to the control of the Board and to the provisions of the Fund’s Declaration of Trust, the Fund’s By‑Laws, and the 1940 Act. With respect to the services provided by the Sub-Adviser under this Agreement, it shall be responsible for compliance with all applicable laws, rules and regulations, including the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) applicable to regulated investment companies (as defined in the Internal Revenue Code). The Sub-Adviser will adopt, or has adopted, and will maintain procedures reasonably designed to ensure such compliance.

(b) Office Space and Facilities. The Sub-Adviser will arrange to furnish office space, all necessary office facilities, simple business equipment, supplies, utilities, and telephone service required for managing the Allocated Assets.

(c) Personnel. The Sub-Adviser shall provide executive and clerical personnel for managing the Allocated Assets, and shall compensate officers and Trustees of the Fund if such persons are also employees of the Sub-Adviser or its affiliates, except as otherwise provided herein.  The Adviser acknowledges that, from time to time, the Sub-Adviser may rely on agreements with participating affiliates to enable employees of its affiliates to support the provision of services under this Agreement.

(d) Portfolio Transactions. All orders placed by the Sub-Adviser for the purchase and sale of portfolio investments shall be for the account of the Fund placed directly with the relevant issuer or with brokers or dealers selected by the Sub-Adviser, where applicable. The Fund will pay the actual transaction costs, including without limitation brokerage commissions on portfolio transactions in accordance with this Section 2(d). In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Sub- Adviser or an affiliate of the Sub-Adviser in respect of accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised by the Sub-Adviser or its affiliates. Nothing in this Agreement shall preclude the combining of orders for the sale or purchase of investments with other accounts managed by the Sub-Adviser or its affiliates; provided that (i) the Sub-Adviser does not favor any account over any other account; and (ii) any purchase or sale orders executed contemporaneously shall be allocated in an equitable manner among the accounts involved in accordance with procedures adopted by the Sub-Adviser.1 The Sub-Adviser is authorized to allocate the orders placed by it on behalf of the Fund to the Adviser, Sub- Adviser, or another of the Fund’s sub-adviser(s), or any affiliate thereof that is registered as a broker-dealer with the SEC, in compliance with Rule 17e-1 and with any procedures that the Fund’s Board of Trustees shall adopt from time to time.

(e) Delivery of Trade Confirmations. In connection with the purchase and sale of investments for the Fund, the Sub-Adviser will arrange for the transmission to the custodian and record keeping agent for the Fund on a daily basis, such confirmations, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold by the Sub-Adviser on behalf of the Fund, as may be reasonably necessary to enable the custodian and record keeping agent to perform their respective administrative and record keeping responsibilities with respect to the Allocated Assets. To the extent possible, the Sub-Adviser will arrange for the automatic transmission of the confirmation of trades to the Fund’s custodian and record keeping agent for the Fund. The Sub-Adviser will monitor on a daily basis the determination by the Adviser and/or the pricing agent or custodian for the Fund of the valuation of portfolio investments. The Sub- Adviser, or its agent, will assist the Adviser in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Fund, the value of any portfolio securities or other assets for which the Adviser seeks assistance from, or identifies for review, by the Sub-Adviser. The Sub-Adviser, or its agent, shall assist the the Adviser in determining fair value of such securities or assets for which market quotations are not readily available.  In addition, the Sub- Adviser shall exercise its best efforts in promptly notifying the Adviser of any material events affecting the investments comprising the Allocated Assets of which the Sub-Adviser is or becomes aware.  In no event shall the Sub-Adviser be responsible for the final determination of the price of portfolio securities or other assets of the Fund. In addition, the Sub-Adviser will be available to consult with the Adviser at the Adviser’s reasonable request.

(f) Trade Reconciliation. The Sub- Adviser will reconcile all trades made with respect to the Allocated Assets with each executing broker and counterparty daily to facilitate accurate trade settlement and verify open positions (including cash). The Sub-Adviser shall notify the Adviser and the Custodian, on behalf of the Fund, promptly upon becoming aware of any trade which the Sub-Adviser believes was not executed in accordance with its instructions and in no event shall notice be delivered later than one business day after the time as of which the Sub- Adviser becomes aware of any such trade. The Fund or its designee may also conduct a reconciliation of trades as reported from executing brokers and counterparties and the Sub- Adviser shall reasonably cooperate with the Fund or such designee in order to effect such reconciliation, including without limitation by arranging for reasonable access by the Fund or such designee to the files and websites of the executing brokers and counterparties to the extent such access is available.  The Sub- Adviser will promptly review each holdings reconciliation report relating to the Allocated Assets that it receives from the Custodian and accounting agent and/or the Adviser, as appropriate, and shall use commercially reasonable efforts to resolve all open reconciliation items, including trade breaks, contained in such report promptly after the Sub- Adviser receives such report.

(g) Fund Investment Records and Ledgers. The Sub-Adviser will provide the Fund or the Adviser with all of the Fund’s investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the custodian and record keeping agent for the Fund) as are necessary to assist the Fund and the Adviser to comply with requirements of the 1940 Act and the Advisers Act as well as other applicable laws and may retain a copy. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports related to the services provided by the Sub-Adviser to the Fund which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

The parties to this Agreement acknowledge that the arrangements have been made for the safekeeping of any of the Fund’s assets (and the Fund’s documents of title) with such custodian as chosen by the Adviser from time to time with notice to the Sub-Adviser of the same. The Sub-Adviser shall not hold, or have custody of, any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser. The Adviser has obtained the agreement of the Fund’s custodian to act in accordance with the Sub-Adviser’s instructions in connection with the Sub-Adviser’s performance of the Sub-Adviser’s duties under this Agreement.

(h) Other Reports. Upon request, the Sub-Adviser will provide reports to the Board for consideration at meetings of the Board on the investment program for the Fund and the issues and securities represented in the Fund’s portfolio, including, without limitation, review of the general investment strategies of the Fund, the performance of the Fund’s investment portfolio in relation to standard industry indices and general conditions affecting the marketplace, and will furnish the Board with respect to the Fund such periodic and, at the Fund’s expense, other reports as the Trustees or the Adviser may reasonably request.

(i) Content and Availability of Investment Personnel.  The Sub-Adviser shall (i) prepare and make available to the Fund content relating to the asset class(es) represented by the Allocated Assets and (ii) make available to the Fund investment personnel to support the Fund.

(j) Audit Assistance. The Sub-Adviser will provide reasonable assistance to the Adviser (and any third party administrator retained by the Fund) with respect to the annual audit of the Fund’s financial statements, as related to the Allocated Assets.

(k) Sub-Adviser Assistance. The Sub-Adviser will provide timely input to and collaborate with the Adviser and the Fund (including any third party administrator retained by the Fund) (a) in determining appropriate liquidity classifications for the Allocated Assets, for purposes of compliance with applicable laws and (b) in providing data and information in connection with the preparation of the Fund’s shareholder reports (e.g. Form N-CSRs), census reporting forms (e.g. Form N-CEN) and portfolio holdings reporting forms (e.g. Form N-PORT) or the financial reports contained therein.

(l) No Consultation with Other Sub-Advisers. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Sub-Adviser shall not consult with any other sub- adviser to the Fund or any sub-adviser to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of paragraph (a) and (b) of Rule 12d3-1 under the 1940 Act or of effecting an orderly transition of sub-advisory duties between a current and successor sub-advisers.

3. EXPENSES OF THE FUND

(a) Except as provided in Sections 2(d) above, the Sub-Adviser shall assume and pay all of its own costs and expenses related to providing an investment program for the Fund with respect to the Allocated Assets. The Fund shall be responsible for all its own expenses.

(b) Notwithstanding the foregoing, the Sub-Adviser shall be responsible for expenses relating to the printing and mailing of any prospectus supplement, exclusive of annual updates, required solely as a result of actions taken, or as a result of actions that should have been taken but were not taken, by the Sub-Adviser, including but not limited to, portfolio manager changes or disclosure changes requested by the Sub-Adviser that affect the investment objective, principal investment strategies,  principal  investment  risks and  portfolio management  sections of the prospectus. Application of the provisions of this Section 3(b) will not apply where the above- described changes can be implemented through annual updates or revisions otherwise required of the Adviser but not prompted solely as a result of actions taken by the Sub-Adviser.

4. SUB-ADVISORY FEE

(a) For the services and facilities to be provided to the Fund by the Sub-Adviser as provided in Section 2 hereof, the Adviser shall pay the Sub-Adviser a fee payable and calculated in accordance with the terms set forth on Schedule I hereto..

(b) The Fund shall not be liable for the obligation of the Adviser to make payment to the Sub-Adviser.

5. REPRESENTATIONS, COVENANTS AND WARRANTIES

(a) The Adviser hereby represents and warrants as follows:

i.
It is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all applicable provisions of the Advisers Act and the rules and regulations thereunder;

ii.
It has all the requisite authority to enter into, execute, deliver and perform its obligations under this Agreement, including, without limitation, authority from the Fund to appoint the Sub-Adviser to serve as Sub-Adviser to the Fund;

iii.	Its performance of its obligations under this Agreement does not conflict with any law, regulation or order to which it is subject or with any agreements to which it is a party;

iv.
The Fund (i) is a “qualified institutional buyer” within the meaning of Rule 144A under the U.S. Securities Act of 1933, as amended, (ii) is a “qualified eligible person” as defined in U.S. Commodity Futures Trading Commission (the “CFTC”) Regulation 4.7 and consents to its account being treated as an exempt account under CFTC Regulation 4.7, (iii) is an “eligible contract participant,” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), and (iv) is not required to be a member of the National Futures Association because it is either exempt from registration under the CEA or it does not engage in activities that require such registration;

v.
This Agreement has been approved by (i) a majority of the Trustees of the Fund, including by a majority of those Trustees of the Fund who are not parties to this Agreement or interested persons of the Fund, in accordance with the procedural requirements of Section 15(c) of the 1940 Act; and (ii) the sole shareholder of the Fund in accordance with the procedural requirements of Section 15(a) of the 1940 Act or an exemption therefrom; and

vi.	The Fund is registered as an investment company under the 1940 Act and shall maintain such registration throughout the term of this Agreement.

(b) The Adviser hereby covenants and agrees that, so long as this Agreement shall remain in effect:

i.
It shall maintain its registration in good standing as an investment adviser under the Advisers Act, and such registration shall at all times remain current, complete and in full compliance with all applicable provisions of the Advisers Act and the rules and regulations thereunder;

ii.	Its performance of its obligations under this Agreement does not conflict with any law, regulation or order to which it is subject or with any agreements to which it is a party; and

iii.	It shall at all times fully comply with the Advisers Act, the 1940 Act, all applicable rules and regulations under such Acts and all other applicable laws.

(c) The Sub-Adviser hereby represents and warrants, with respect to the Allocated Assets, as follows:

i.
It is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all applicable provisions of the Advisers Act and the rules and regulations thereunder;

ii.	It has all the requisite authority to enter into, execute, deliver and perform its obligations under this Agreement;

iii.	The investments included in the Allocated Assets are held in account(s) that belong to the Fund and not the Sub-Adviser; and

iv.	Its performance of its obligations under this Agreement does not conflict with any law, regulation or order to which it is subject or with any agreements to which it is a party.

(d) The Sub-Adviser hereby covenants and agrees, with respect to the Allocated Assets, that, so long as this Agreement shall remain in effect:

i.
It shall maintain its registration in good standing as an investment adviser under the Advisers Act, and such registration shall at all times remain current, complete and in full compliance with all applicable provisions of the Advisers Act and the rules and regulations thereunder;

ii.	It will not trade "commodity interests", as defined in the CEA and the regulations promulgated by the CFTC thereunder, for the account of the Fund;

iii.	Its performance of its obligations under this Agreement does not conflict with any law, regulation or order to which it is subject;

iv.	It shall maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement;

v.
It shall at all times fully comply with the Advisers Act and the rules and regulations thereunder, the 1940 Act and rules and regulations thereunder, the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and shall also at all times fully comply with all other applicable law, rules or regulations relating to its duties or obligations under this Agreement or with any agreements to which it is a party;

vi.
Upon reasonable request, the Sub-Adviser shall provide the Adviser with all information requested by the Adviser including, but not limited to, summaries of any applicable compliance policies and procedures and periodic reviews of the same that relate to the Allocated Assets and periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures.

vii.	It shall promptly notify the Adviser and the Fund upon occurrence of any event that might disqualify or prevent it from performing its duties under this Agreement;

viii.
It shall immediately forward, upon receipt, to the Adviser any correspondence from the SEC or any other regulatory authority, that relates to the Fund or the Adviser generally, including SEC inspection reports, or the Sub-Adviser’s ability to provide investment advisory services to the Fund as contemplated herein and in the Fund’s prospectus;

ix.
It shall notify the Adviser and the Fund promptly with respect to written material that has been provided to the Fund or the Adviser by the Sub-Adviser, or, if written material has not been provided, with respect to the information pertaining to the Sub- Adviser or Sub-Adviser’s services under this Agreement, in either case, of any untrue statement of a material fact or of any omission of any statement of a material fact which is required to be stated therein or is necessary to make the statements contained therein not misleading;

x.
It has established and will keep in effect a “disaster recovery” preparedness plan that sets forth procedures for recovery of critical business functions. The Sub-Adviser shall notify the Adviser of the occurrence of any event requiring the Sub-Adviser to implement any procedures under such plan with respect to the Allocated Assets;

xi.
It has established and will keep in effect policies and procedures reasonably designed to detect and prevent cybersecurity breaches, including without limitation, malware, viruses, and other unauthorized access to information and information systems maintained by the Sub-Adviser at all times in compliance with all applicable laws and regulations. The Sub-Adviser will notify the Adviser of the occurrence of any security incident that is related to the Allocated Assets or data relating to the Allocated Assets for which the Sub-Adviser becomes aware; and

xii.
It shall notify the Adviser as promptly upon detection of any breach of the investment policies and procedures or breach of other applicable limitations or requirements due to investment activity by the Sub-Adviser in connection with its management of the Allocated Assets (a “Breach”), and the Sub-Adviser will commence action to correct any trade error or Breach upon detection of any trade error in connection with its management of the Allocated Assets. The Sub-Adviser shall cooperate with the Adviser to remediate all trade errors or Breaches impacting the Fund, which, for the avoidance of doubt, may include reimbursement from the Sub-Adviser to the Fund. In addition, the Sub-Adviser shall, upon request, provide the Adviser and the Fund, or their agents, with any information it may have related to any trade error or Breach with respect to the Allocated Assets in the Fund, its analysis and correction.

6. RELATIONS WITH FUND

Subject to and in accordance with the Declaration of Trust and By-Laws of the Fund, governing documents of the Sub-Adviser and any applicable law, rule or regulation, it is understood (i) that Trustees, officers, agents and shareholders of the Fund may be an interested person (as defined in the 1940 Act) of the Sub- Adviser (or any successor thereof) as directors, officers, or otherwise; (ii) that directors, officers, agents and shareholders of the Sub-Adviser may be an interested person of the Fund as Trustees, officers, shareholders or otherwise; and (iii) that the Sub-Adviser may be an interested person of the Fund as a shareholder or otherwise and that the effect of any such association as an interested person shall be governed by said Declaration of Trust, By‑Laws in effect on the date of this Agreement and any amendments thereof of which the Sub-Adviser is notified in writing, and any applicable law, rule or regulation.

7. LIABILITY OF ADVISER, SUB-ADVISER AND OFFICERS AND TRUSTEES OF THE FUND

(a) Neither the Adviser, Sub-Adviser nor any of their officers, directors, employees, agents or controlling persons or assigns or Trustees or officers of the Fund shall be liable for any error of judgment or law, or for any loss suffered by the Fund or its shareholders in connection with the matters to which this Agreement relates, except that no provision of this Agreement shall be deemed to protect the Adviser, Sub-Adviser or such persons against any liability, to the Fund or its shareholders to which the Adviser or Sub-Adviser might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. No party hereto makes any representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund, or that the Fund will perform comparably with any standard or index.

(b) Notwithstanding the foregoing, the Sub-Adviser shall be liable for any loss suffered by the Fund or its shareholders in connection with any breach of the investment policies of the Fund, including any trade errors or settlement losses relating to the Allocated Assets by reason of any misfeasance or negligence of the Sub Adviser in the performance of its duties under this Agreement.

8. INDEMNIFICATION

(a) Notwithstanding Section 7 of this Agreement, the Adviser agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (each, a “Controlling Person”) the Sub-Adviser (all of such persons being referred to as “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other) expenses to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities under this Agreement or to the Fund which (1) may be based upon any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, the Adviser and contained in the Registration Statement covering shares of the Fund or any amendment thereof or any supplement thereto, or the omission or alleged omission or failure to state therein a material fact known or which should have been known to the Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Fund or to any affiliated person of the Adviser specifically for inclusion in the Registration Statement by a Sub-Adviser Indemnified Person; or (2) may be based upon a failure to comply with, or a breach of, any provision of this Agreement by the Adviser; provided, however, that in no case shall the indemnity in favor of the Sub-Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of any willful misfeasance or gross negligence in the discharge of the Sub-Adviser’s obligations and the performance of the Sub- Adviser’s duties under this Agreement.

(b) Notwithstanding Section 7 of this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Fund and its Trustees and officers, the Adviser, any affiliated person of the Adviser or the Fund, and each Controlling Person of the Adviser or the Fund (all of such persons being referred to as “Fund/Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other) expenses to which a Fund/Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as sub-investment adviser to the Fund which (1) may be based upon any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, the Sub-Adviser and contained in the Registration Statement covering shares of the Fund,  any amendment thereof,  any supplement thereto or any marketing materials relating to the Fund, or the omission or alleged omission or failure to state therein a material fact known or which should have been known to the Sub-Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Sub-Adviser or to any affiliated person of the Sub-Adviser by a Fund/Adviser Indemnified Person; or (2) may be based upon a failure to comply with, or a breach of any provision of this Agreement by the Sub-Adviser; provided, however, that in no case shall the indemnity in favor of a Fund/Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance or gross negligence in the discharge of the obligations and the performance of the duties of the Adviser under this Agreement.

(c) Neither the Adviser nor the Sub-Adviser shall be liable under this Section 8 with respect to any claim made against a Fund/Adviser Indemnified Person or Sub-Adviser Indemnified Person (together, the “Indemnified Persons” or each an “Indemnified Person”) unless such Indemnified Person shall have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Person (or such Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability which it may have to the Indemnified Person against whom such action is brought otherwise than on account of this Section 8. In case any such action is brought against the Indemnified Person, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Indemnified Person. If the indemnifying party assumes the defense and the selection of counsel by the indemnifying party to represent both the Indemnified Person and the indemnifying party would result in a conflict of interests and would not, in the reasonable judgment of the Indemnified Person, adequately represent the interests of the Indemnified Person, the indemnifying party will, at its own expense, assume the defense with counsel to the indemnifying party and, also at its own expense, with separate counsel to an Indemnified Person which counsel shall be satisfactory to the indemnifying party and the Indemnified Person. The Indemnified Person will bear the fees and expenses of any additional counsel retained by it, and the indemnifying party shall not be liable to the Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not have the right to compromise or settle the litigation without the prior written consent of the Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Indemnified Person.

(d) The parties agree not to, directly or through an affiliate, make any claim against the other party for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by the law) in connection with, arising out of or in any way related to the omission or event occurring in connection with this Agreement.

(e) The Sub-Adviser agrees that for any claim by it against the Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the Fund’s Trustees or the assets of any other portfolios of the Fund.

9. DURATION AND TERMINATION OF THIS AGREEMENT

(a) Duration. This Agreement shall become effective with respect to the Fund on the effective date set forth opposite the Fund’s name on Schedule I hereto (the “Effective Date”).  Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to the Fund until the date set forth in Schedule I and shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (i) by either the Trustees of the Fund or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of the Fund, and (ii) in either event by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, in a manner consistent with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff.

(b) Termination. This Agreement may be terminated at any time, without payment of any penalty, (i) with 60 days’ prior written notice to the Sub-Adviser by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act), (ii) by the Adviser on 60 days’ prior written notice to the Sub-Adviser or (iii) by the Sub-Adviser on 120 days’ prior written notice to the Adviser and the Fund.

(c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” as defined in the 1940 Act and through interpretations thereunder.  In addition, this Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement.

10. CONFIDENTIALITY

(a) The parties understand that proprietary and confidential information will, from time to time, be exchanged.  “Proprietary and confidential information” may include, but is not limited to, client lists, business and investment strategies, data compilations, financial statements and other information about the Fund, the Adviser or the Sub-Adviser; this information shall be deemed privileged and confidential if it is clearly designated in writing as such at the time it is exchanged or designated at a later time (“Confidential Information”), provided that disclosure of Confidential Information prior to the designation shall not constitute a breach of this provision. Each party agrees not to disclose or disseminate Confidential Information without the written approval of the other party, provided that the recipient may make such disclosure to its directors, officers, partners, managers, employees, agents, advisors, service providers, potential financing counterparties or representatives, including legal and compliance personnel  who (i) need to know the Confidential Information in connection with this Agreement; (ii) have been informed of the confidential nature of such Confidential Information and (iii) have been advised that such Confidential Information is to be kept confidential and not used for any other purpose.. Further, the parties acknowledge that Confidential Information shall be kept secret and confidential for a period of one (1) year from the date of receipt or any update thereto, unless a later date is specified in writing.

(b) Confidential Information shall exclude any material that is (i) lawfully within the recipient’s possession prior to the date of this Agreement and not subject to duty of confidentiality; (ii) voluntarily disclosed by a third-party so long as this third-party, to the best of the recipient’s knowledge, does not breach any obligation of confidentiality with respect to such information; (iii) is generally known or revealed to the public through no act or omission of the recipient; (iv) independently developed by the recipient without use or reference to the proprietary or confidential information of the other party; (v) is requested by any Federal or State regulatory body, court, association, authority or agency such as the Financial Industry Regulatory Authority or the SEC, provided that the recipient shall provide the other party with prompt written notice prior to making any disclosure pursuant to this clause (v) unless prevented by applicable law or regulation; or (vi) has not been specifically designated as Confidential Information in writing by the party claiming confidentiality.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute one and the same instrument.

(d) Any notice under this Agreement or in connection herewith shall be in writing delivered personally or by prepaid letter or electronic mail at the address set forth below:

in the case of the Sub-Adviser, to:
PineBridge Investments LLC
Address: 65 East 55th Street, New York, New York 10022
E-mail:                                                                            _
Attention: Client Relations with a copy to the Legal Department at the same address in the case of the Adviser, to:
Van Eck Associates Corporation
Address: 666 Third Avenue, 9th Floor, New York, New York 10017
E-mail:   legalnotices@vaneck.com
Attention: General Counsel

and shall be deemed to have been received at the time of dispatch thereof (provided that, if the date of dispatch is not a business day, it shall be deemed to have been received at the opening of business on the next business day and also provided that, in the case of a letter, when delivered personally or two business days after it has been posted.

11. PRIOR AGREEMENT SUPERSEDED

This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

12. MISCELLANEOUS

(a)   Any amendment, modification or supplement in respect of this Agreement must be made in writing and signed by the parties hereto.

(b) This Agreement shall not be assigned, in whole or in part, by any party to this Agreement without the prior written consent of the other party hereto.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e) There are no third-party beneficiaries of this Agreement, except for the Fund.

13. USE OF NAME

(a) It is understood that the names “Van Eck” or any derivative thereof or logo associated with those names is the valuable property of the Adviser and its affiliates, and that the Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of the Adviser and only so long as the Adviser is Adviser to the Fund. Upon termination of this Agreement, the Sub-Adviser shall forthwith cease to use such name (or derivative or logo).

(b) It is understood that the name “PineBridge” or any derivative thereof or logo associated with that name is the valuable property of the Sub-Adviser and its affiliates and that the Adviser and/or Fund shall only use such name (or derivative or logo) in accordance with the Logo Use Agreement to be entered into between the Adviser and the Sub-Adviser (or one of its affiliates).

14. CORPORATE ACTIONS

Unless the Adviser gives the Sub-Adviser written instructions to the contrary, the Sub- Adviser shall exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by the Fund, including, but not limited to: converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization. Unless the Adviser gives written instructions to the contrary, the Sub-Adviser shall have full discretionary authority in connection with any corporate action relating to the Fund which requires discretionary action by the Adviser, to take any action in relation to such corporate action as the Sub-Adviser deems appropriate under the then prevailing circumstances.  The Sub-Adviser will provide reporting on such corporate action elections as requested by the Adviser.

15. OWNERSHIP OF MANAGER

The Sub-Adviser shall notify the Fund of any change in ownership of the Sub-Adviser within a reasonable time after such change, to the extent such notification is required under Section 205(a)(3) of the Advisers Act (or any successor provision thereto).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

VAN ECK ASSOCIATES CORPORATION			PINEBRIDGE INVESTMENTS LLC

By:			By:
	Name:	Laura I. Martinez		Name:
	Title:	Vice President		Title: